Exhibit (a)(1)(i)

Offer to Purchase for Cash All Outstanding Options to Purchase Shares of Intervest Bancshares Corporation Common Stock

THE TENDER OFFER AND WITHDRAWAL RIGHTS DESCRIBED BELOW WILL

EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 3, 2015 UNLESS THE

TENDER OFFER IS EXTENDED BY INTERVEST BANCSHARES CORPORATION.

Intervest Bancshares Corporation, a Delaware corporation, which we may refer to throughout this offer as we, us, the Company or Intervest, upon the terms and subject to the conditions set forth in this offer to purchase outstanding stock options and the accompanying election form, hereby offers to purchase for cancellation all outstanding options to purchase shares of our common stock, $1.00 par value per share, in exchange for the cash payment as described below. The offer relates to all outstanding options to purchase shares of our common stock granted under our Long-Term Incentive Plan, which such options we refer to throughout this offer as eligible options. Upon the completion of the offer, for each eligible option that has not expired, been exercised or withdrawn from the offer, we will pay to the tendering option holder the “option payment.” With respect to those eligible options with exercise prices that range from $2.55 to $7.50, the option payment shall equal the product of (a) the excess, if any, of the Company’s stock price, determined as set forth below, over the exercise price per share of the applicable eligible option, and (b) the total number of shares subject to the applicable eligible option. Throughout this offer to purchase we may refer to the excess, if any, of the Company’s stock price over the exercise price of an eligible option as that option’s “spread.” As to those eligible options with an exercise price of $17.10 per share (i.e., the “underwater options”), the option payment shall equal the product of (y) $0.47 and (z) the total number of shares subject to the applicable eligible option. Unless the context otherwise requires, all references to shares mean shares of our common stock.

This offer is being made in connection with the proposed merger of the Company with Bank of the Ozarks, Inc., an Arkansas corporation, which we may refer to throughout this offer as Ozarks, pursuant to which each outstanding share of our common stock will be converted into the right to receive shares of the common stock of Ozarks, in accordance with an exchange ratio determined as set forth in the merger agreement we entered into with Ozarks. In connection with the merger, we have agreed with Ozarks that, on the business day prior to the effective time of the merger, we will terminate and cancel all of the eligible options, and we will pay to the holders of such options the applicable option payment, if any.

Holders of eligible options with an exercise price less than or equal to the Company’s stock price, determined as set forth below, will benefit by the amount of the spread. However, holders of eligible options with an exercise price of $17.10 per share will not be able to realize any benefit from the merger other than the $0.47 per option we are offering pursuant to this offer. Further, pursuant to our Long-Term Incentive Plan, the eligible options cannot be canceled by us without the consent of the option holder. We are making this offer to purchase the eligible options for the applicable option payment, net to the seller in cash, without interest, in order to fulfill our obligations under the merger agreement.

For purposes of determining the “spread” in connection with this offer to purchase, the Company’s stock price is determined in accordance with the merger agreement, and means a cash value equal to the quotient of (i) the sum of (A) the aggregate purchase price of $228,500,000 (which will be adjusted as described below pursuant to the merger agreement) and (B) the aggregate exercise price of all of our outstanding stock appreciation rights (“SARs”) and stock options (other than the underwater options) surrendered for cancellation, divided by (ii) the sum of (X) the number of shares of our common stock issued and outstanding immediately prior to the effective time of the merger, and (Y) the number of our outstanding SARs and stock options (other than the underwater options) surrendered for cancellation.

Pursuant to the terms of the merger agreement, the $228,500,000 aggregate purchase price will be adjusted downward, on a dollar-for-dollar basis, by (i) the $2,892,066 cash amount that we paid to redeem the outstanding warrant to purchase shares of our common stock previously held by the U.S. Department of the Treasury (the “Treasury Warrant”) and (ii) if applicable, the amount that our closing consolidated net book value, as defined in the merger agreement, is less than $202,000,000 as of the business day that is ten calendar days before the merger closing date (the “determination date”). The aggregate purchase price will be adjusted upward, on a dollar-for-dollar basis, in connection with recoveries by us related to certain scheduled assets prior to the determination date.

For example, taking into account the $2,892,066 cash amount that we previously paid to redeem the Treasury Warrant, and assuming that (a) all eligible options are tendered in this offer to purchase (which represent all of our outstanding stock options), and we cash out all 78,000 outstanding SARs, (b) our closing consolidated net book value is at least $202,000,000 on the determination date, (c) the purchase price is increased by $345,809 in connection with recoveries by us related to certain scheduled assets prior to the determination date, and (d) there are 22,022,090 shares of our common stock outstanding immediately prior to the closing of the merger, then the Company’s stock price, which is used to determine the spread, would be equal to $10.20. This value is an estimate based on the factors described above, and will be calculated upon the completion of the offer.

The consummation of this offer is conditioned upon the satisfaction or waiver of all conditions to completion of the merger.

THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF OPTION HOLDERS ELECTING TO PARTICIPATE IN THIS OFFER OR ON ANY MINIMUM TOTAL NUMBER OF ELIGIBLE OPTIONS BEING TENDERED. HOWEVER, PARTICIPATION IN THE OFFER WILL REQUIRE AN OPTION HOLDER TO TENDER ALL OF HIS OR HER ELIGIBLE OPTIONS IN THE OFFER, AND THE OFFER IS FURTHER SUBJECT TO THE CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE, INCLUDING THE SATISFACTION OF ALL CONDITIONS TO CONSUMMATION OF THE MERGER. SEE “THE OFFER – CONDITIONS.”

Although the offer is not conditioned on any minimum number of option holders electing to participate, we agreed with Ozarks that, prior to the completion of the merger, we would terminate and cancel all eligible options. Our performance of all of our obligations under the merger agreement is a condition to completion of the merger. In the merger agreement, we agreed with Ozarks that we would terminate and cancel all outstanding stock options prior to completion of the merger. Because we will not consummate the offer unless all conditions to completion of the merger have been satisfied, the tender of all eligible options may have the effect of being a condition of the offer.

Any holder who desires to participate in this offer and tender all of his or her eligible options should complete and sign the election form, or a copy of it, and hand deliver, mail, deliver or send by email (PDF) transmission the manually signed election form or copy, to the address or email address listed below. See “The Offer – Procedures for Tendering Eligible Options.”

Our board of directors has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable to, and in the best interests of, the Company and its stockholders. Our board of directors has also approved this offer and recommends that you tender your eligible options for cash pursuant to this offer. For a discussion of the significant consequences of your decision not to tender, see “Certain Significant Considerations.”

This offer to purchase is dated December 23, 2014. You should not assume that the information contained in this offer to purchase is accurate as of any date other than December 23, 2014, and the delivery of this offer to purchase shall not, under any circumstances, create an implication that there has been no change in our affairs since December 23, 2014 or that the information herein is correct as of any time subsequent to such date.

Completed election forms and questions and requests for assistance or for additional copies of this offer to purchase or the related election form may be directed to:

In New York:

Intervest Bancshares Corporation, One Rockefeller Plaza, Suite 400, New York, New York 10020, Telephone: (212) 218-2800, Attention: Lowell Dansker, Chairman & CEO, email: ldansker@inbny.com.

In Florida:

Intervest National Bank, 625 Court Street, Clearwater, Florida 33756, Telephone: (727) 442-2551, Attention: Keith Olsen, President, email: kaolsen@inbfl.com.

Offer to purchase dated December 23, 2014.

IMPORTANT

If you agree to tender your eligible options, you must complete and sign the election form accompanying this offer to purchase in accordance with its instructions, and deliver it by hand, mail, or email (PDF), together with any other documents required by the election form to:

In New York:

Intervest Bancshares Corporation

One Rockefeller Plaza, Suite 400

New York, New York 10020

Attention: Lowell Dansker, Chairman & CEO

Telephone: (212) 218-2800

Email: ldansker@inbny.com

In Florida:

Intervest National Bank

625 Court Street

Clearwater, Florida 33756

Attention: Keith Olsen, President

Telephone: (727) 442-2551

Email: kaolsen@inbfl.com

We are not aware of any jurisdiction where the making of the offer is not in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction where the making of the offer would not be in compliance with such laws, we will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the offer. If, after such good faith effort, we cannot comply with any such applicable laws, the offer will not be made to, nor will election forms be accepted from or on behalf of, any holder residing in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS IN THE OFFER OR AS TO THE PURCHASE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR OPTIONS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO TENDER, THE ELECTION FORM OR DOCUMENTS TO WHICH WE HAVE REFERRED. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION TO YOU, YOU MUST NOT RELY ON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US.

THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, WHICH WE MAY REFER TO IN THIS OFFER AS THE SEC, OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION DETERMINED WHETHER THE INFORMATION IN THIS DOCUMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1

QUESTIONS AND ANSWERS ABOUT THE OFFER	4

FORWARD-LOOKING STATEMENTS	9

CERTAIN SIGNIFICANT CONSIDERATIONS	10

THE OFFER	11

THE MERGER	18

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	20

INFORMATION REGARDING MERGER PROXY STATEMENT	21

AVAILABLE INFORMATION	22

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary does not describe all of the details of the tender offer to the same extent that they are described elsewhere in this offer to purchase. We encourage you to read this entire document and the related election form because they contain the full details of the tender offer. We have included references to the sections of this document where you will find a more complete discussion.

The Offer. You are being offered the opportunity to tender all, but not less than all, of your options to purchase our common stock that were granted to you under our Long-Term Incentive Plan. If you elect to participate in this offer, upon completion of the offer, all of your eligible options will be canceled in exchange for the payment described below. As of the date of this offer to purchase there were 330,196 options to purchase shares of our common stock outstanding under the Long-Term Incentive Plan. See “The Offer.”

Payment for Your Eligible Options. Unless we terminate the offer prior to the expiration date or the conditions to the offer are not satisfied, upon completion of the offer, in exchange for each eligible option tendered that has not previously expired or been exercised or withdrawn from the offer, we will pay to the option holder the “option payment” and then cancel the option. With respect to those eligible options with exercise prices ranging from $2.55 to $7.50, the option payment shall equal the product of (a) the excess, if any, of the Company’s stock price (determined as set forth below) over the exercise price per share of the applicable eligible option (referred to as the “spread”), and (b) the total number of shares subject to the applicable eligible option. As to those eligible options with an exercise price of $17.10 per share (i.e., the “underwater options”), the option payment shall equal the product of (y) $0.47 and (z) the total number of shares subject to the applicable eligible option. See “The Offer.”

For purposes of determining the “spread” in connection with this offer to purchase, the Company’s stock price is determined in accordance with the merger agreement, and means a cash value equal to the quotient of (i) the sum of (A) the aggregate purchase price of $228,500,000 (which will be adjusted as described below pursuant to the merger agreement) and (B) the aggregate exercise price of all of our outstanding SARs and stock options (other than the underwater options) surrendered for cancellation, divided by (ii) the sum of (X) the number of shares of our common stock issued and outstanding immediately prior to the effective time of the merger, and (Y) the number of our outstanding SARs and stock options (other than the underwater options) surrendered for cancellation.

Pursuant to the terms of the merger agreement, the $228,500,000 aggregate purchase price will be adjusted downward, on a dollar-for-dollar basis, by (i) the $2,892,066 cash amount that we paid to redeem the Treasury Warrant and (ii) if applicable, the amount that our closing consolidated net book value, as defined in the merger agreement, is less than $202,000,000 as of the determination date. The aggregate purchase price will be adjusted upward, on a dollar-for-dollar basis, in connection with recoveries by us related to certain scheduled assets prior to the determination date.

For example, taking into account the $2,892,066 cash amount that we previously paid to redeem the Treasury Warrant, and assuming that (a) all eligible options are tendered in this offer to purchase (which represent all of our outstanding stock options), and we cash out all 78,000 outstanding SARs, (b) our closing consolidated net book value is at least $202,000,000 on the determination date, (c) the purchase price is increased by $345,809 in connection with recoveries by us related to certain scheduled assets prior to the determination date, and (d) there are 22,022,090 shares of our common stock outstanding immediately prior to the closing of the merger, then the Company’s stock price, which is used to determine the spread, would be equal to $10.20. This value is an estimate based on the factors described above, and will be calculated upon the completion of the offer.

Duration of the Offer. The offer will expire at 5:00 p.m., New York City time, on February 3, 2015, unless we choose to extend the offer or to terminate the offer before that time. Subject to applicable laws and the terms described in this offer to purchase, we are reserving the right to extend or terminate the offer in our sole discretion. See “The Offer.”

Conditions of the Offer. This offer is not subject to participation by any minimum number of option holders in this offer or to any minimum total number of eligible options being tendered. However, participation in the offer will require an option holder to tender all of his or her eligible options in the offer and the offer is conditioned upon, among other conditions, the satisfaction of all conditions to completion of the merger. Although the offer is not conditioned on any minimum number of option holders electing to participate, a condition to the completion of the merger is that we have performed all of our obligations under the merger agreement. In the merger agreement, we agreed with Ozarks that we would terminate and cancel all outstanding stock options prior to completion of the merger. Because we will not consummate the offer unless all of the conditions to completion of the merger have been satisfied, the tender of all eligible options may have the effect of being a condition of the offer.

Consequences of Failure to Tender. If you choose not to participate in this offer and do not agree to tender all of your eligible options, you will not be entitled to receive the option payment. Further, it is a condition to the completion of the merger that we fulfill all of our obligations under the merger agreement, which includes our obligation to terminate and cancel all outstanding stock options prior to the merger. Therefore, if all holders of eligible options do not tender all of their eligible options, and Ozarks does not waive this condition to closing, the merger will not be consummated. See “Certain Significant Considerations.”

Purpose of the Offer. We have entered into a merger agreement with Ozarks pursuant to which we will be merged with Ozarks and each outstanding share of our common stock will be converted into the right to receive shares of Ozarks common stock, at an exchange ratio determined in accordance with the merger agreement. It is a condition to the completion of the merger that we have fulfilled all of our obligations under the merger agreement, which includes our obligation to terminate and cancel all outstanding stock options prior to the merger. Because our Long-Term Incentive Plan does not permit us to terminate options in the context of a transaction such as the merger without the consent of the option holders, we are making this offer in order to provide a means for our option holders to receive value for their stock options in connection with, and upon completion of, the merger, whether or not the exercise price of the option exceeds the merger consideration. We are also making this offer in order to ensure that no options to purchase our stock will remain outstanding at the effective time of the merger. See “The Offer – Purpose of the Offer.”

Treatment of Eligible Options of Executive Officers and Directors. As of December 5, 2014, our executive officers and directors, as a group, beneficially owned a total of 206,910 eligible options, which represented approximately 63% of all eligible options outstanding as of that date. Upon completion of the offer, we will purchase their tendered eligible options on the same terms as those offered to any other holder of eligible options. A list of our directors and executive officers is attached to this offer to purchase as Schedule A. See “The Offer – Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Eligible Options.”

How to Participate in the Offer. If you would like to participate in the offer and tender all of your eligible options, you should complete and sign the election form accompanying this offer to purchase, or a copy of that form, and return it to us at the address or email address listed on page 3 of this offer to purchase. In order to participate in the offer, you must properly complete the election form and return it to us before the expiration of the offer. See “The Offer – Procedures for Tendering Eligible Options.”

Withdrawal from the Offer. If you deliver an election form to us and later you would like to withdraw your election form, you must notify us in writing before the expiration date of the offer at the address or email address listed on page 3 of this offer to purchase. A notice of withdrawal must be signed by you and will result in all of your previously tendered eligible options being withdrawn from the offer. Even if you deliver a notice of withdrawal to us, you may still re-tender your eligible options by delivering to us another completed election form prior to the expiration of the offer. See “The Offer – Withdrawal Rights.”

Tax Consequences of the Offer. If you are subject to U.S. taxes and you elect to participate in this offer and tender your eligible options, upon completion of the offer you will have ordinary compensation income which, if you are an employee or former employee, will be subject to U.S. federal, and possibly state and local, withholding. If you do not elect to participate in this offer, you will not have any current tax consequences as a result of the offer. See “Material U.S. Federal Income Tax Consequences.” WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE OFFER.

Contact for Questions. If you have any questions about the offer or any of the matters described in this offer to purchase or the election form, you should contact:

In New York:

Intervest Bancshares Corporation, One Rockefeller Plaza, Suite 400, New York, New York, 10020, Telephone: (212) 218-2800, Attention: Lowell Dansker, Chairman & CEO, email: ldansker@inbny.com.

In Florida:

Intervest National Bank, 625 Court Street, Clearwater, Florida 33756, Telephone: (727) 442-2551, Attention: Keith Olsen, President, email: kaolsen@inbfl.com.

QUESTIONS AND ANSWERS ABOUT THE OFFER

The following questions and answers briefly address some commonly asked questions about the offer. They may not include all the information that is important to you. We urge you to read carefully the entire offer to purchase and election form.

Who is offering to purchase my options?	Intervest Bancshares Corporation

Which options are eligible to be tendered for a cash payment?	We are offering to purchase for a cash payment all outstanding options to purchase our common stock granted under our Long-Term Incentive Plan.

What will be the purchase price for the options?

If you elect to participate in the offer, then unless we terminate the offer prior to the expiration date or the conditions to the offer are not satisfied, upon completion of the offer, in exchange for each eligible option that has not previously expired or been exercised or withdrawn from the offer, we will pay the option payment and then cancel the option. With respect to those eligible options with exercise prices ranging from $2.55 to $7.50, the option payment shall equal the product of (a) the excess, if any, of the Company’s stock price (as defined in the merger agreement and described below) over the exercise price per share of the applicable eligible option (referred to as the “spread”), and (b) the total number of shares subject to the applicable eligible option. As to those eligible options with an exercise price of $17.10, the option payment shall equal the product of (y) $0.47 and (z) the total number of shares subject to the applicable eligible option.

For purposes of determining the “spread” in connection with this offer to purchase, the Company’s stock price is determined in accordance with the merger agreement, and means a cash value equal to the quotient of (i) the sum of (A) the aggregate purchase price of $228,500,000 (which will be adjusted as described below pursuant to the merger agreement) and (B) the aggregate exercise price of all of our outstanding SARs and stock options (other than the underwater options) surrendered for cancellation, divided by (ii) the sum of (X) the number of shares of our common stock issued and outstanding immediately prior to the effective time of the merger, and (Y) the number of our outstanding SARs and stock options (other than the underwater options) surrendered for cancellation.

Pursuant to the terms of the merger agreement, the $228,500,000 aggregate purchase price will be adjusted downward, on a dollar-for-dollar basis, by (i) the $2,892,066 cash amount that we paid to redeem the Treasury Warrant and (ii) if applicable, the amount that our closing consolidated net book value, as defined in the merger agreement, is less than $202,000,000 as of the determination date. The aggregate purchase price will be adjusted upward, on a dollar-for-dollar basis, in connection with recoveries by us related to certain scheduled assets prior to the determination date.

For example, taking into account the $2,892,066 cash amount that we previously paid to redeem the Treasury Warrant, and assuming that (a) all eligible options are tendered in this offer to purchase (which represent all of our outstanding stock options), and we cash out all 78,000 outstanding SARs, (b) our closing consolidated net book value is at least $202,000,000 on the determination date, (c) the purchase price is increased by $345,809 in connection with recoveries by us related to certain scheduled assets prior to the determination date, and (d) there are 22,022,090 shares of our common stock outstanding immediately prior to the closing of the merger, then the Company’s stock price, which is used to determine the spread, would be equal to $10.20. This value is an estimate based on the factors described above, and will be calculated upon the completion of the offer.

The option payment will be made without interest and will be reduced in each case by any applicable tax withholding. Upon completion of the offer, we will cancel all tendered options.

May I tender an option that I have already exercised or partially exercised?	Only outstanding, unexercised options are eligible to be tendered under the offer. If you have previously exercised an eligible option in part and the remaining unexercised portion of that option is outstanding, such remaining portion may be tendered under the offer.

Has Intervest or its board of directors adopted a position on the offer?	Our board of directors has approved this offer and recommends that you tender your eligible options pursuant to this offer. Our board of directors has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable to, and in the best interests of, Intervest and our stockholders.

How long will the offer remain open and can the offer be extended or terminated prior to that time?	The offer will expire at 5:00 p.m., New York City time, on February 3, 2015, unless we choose to extend the offer or to terminate the offer before that time or are otherwise required by law to extend the offer. Subject to applicable laws and the terms we describe in this offer to purchase, we are reserving the right to extend or terminate the offer in our sole discretion. If it appears that the merger will not be completed soon after the expiration date, we expect to extend the offer.

How will I be notified if Intervest extends the tender offer or amends the terms of the tender offer?	If we decide to extend the offer, we will issue a press release not later than 9:00 a.m., New York City time, on the business day after the then–scheduled expiration date. We will announce any amendment to the offer by making a public announcement of the amendment and/or filing amended offer documents with the SEC. We post our press releases and filings with the SEC on our website at www.intervestbancsharescorporation.com.

Are there any conditions to completion of this tender offer?	Yes. While the offer is not conditioned upon a minimum number of option holders electing to participate in this offer or on any minimum total number of eligible options being tendered, participation in the offer will require an option holder to tender all of his or her eligible options in the offer. Because the offer will not be consummated if all of the conditions to completion of the merger have not been satisfied, the offer is further subject to the conditions to the merger described in this offer to purchase.

Why is Intervest making the offer?	We have entered into a merger agreement with Ozarks, pursuant to which we will be merged with Ozarks and each outstanding share of our common stock will be converted into the right to receive shares of Ozarks common stock, in accordance with an exchange ratio as set forth in the merger agreement. Pursuant to the merger agreement, we have agreed with Ozarks that, on the business day prior to the effective time of the merger, we will terminate and cancel all of the eligible options and we will pay to the holders of such options the applicable option payment. We are making this offer in order to ensure that no options to purchase our common stock will remain outstanding at the effective time of the merger, because our Long-Term Incentive Plan does not unilaterally permit us to terminate the eligible options in the context of a transaction such as the merger.

What happens if the merger agreement is terminated?	If the merger agreement is terminated, we will terminate this offer and we will not pay any consideration in exchange for eligible options tendered to us. Under those circumstances, you will continue to hold your eligible options to purchase our common stock under the same terms, conditions and stock option plans as applied before the offer.

Will our executive officers or directors participate in this offer?	Our directors and executive officers who hold eligible options may participate in the offer on the same terms offered to any other holder of eligible options. Each of our directors and executive officers has agreed to tender all of his eligible options pursuant to the offer.

When will payment be made?	Subject to the terms and conditions of the offer, payment for eligible options validly tendered and not withdrawn will be made promptly after expiration of the offer.

How do I participate in the offer and tender my eligible options?	If you decide to participate in the offer and tender your eligible options, you must return to us, before the expiration date, a properly completed and signed election form, or a copy of that form, at the address or email address listed on page 3 of this offer to purchase. We may reject any election form delivered to us to the extent that we determine in our discretion it is not properly completed or to the extent we believe it would be unlawful to accept the tendered options. If you do not properly complete, sign and deliver to us the election form before the expiration date of the offer, it will have the same effect as if you rejected the offer.

Do I have to pay a commission if I agree to tender my eligible options?	No. There is no commission if you tender your eligible options.

Once I have tendered options in the offer, can I withdraw my tendered options?	Yes. You may withdraw the tender of your eligible options at any time before the expiration date. To withdraw previously tendered eligible options, you must notify us in writing at the address or email address on page 3 of this offer to purchase. A notice of withdrawal must be signed by you and will result in all of your previously tendered eligible options to be withdrawn from the offer. However, you may tender your eligible options again before the expiration date by following the proper tendering procedures. We may reject any notice of withdrawal delivered to us to the extent that we determine in our discretion it is not properly completed. If you previously have properly completed, signed and delivered an election form to us and you do not properly complete, sign and deliver to us a notice of withdrawal before the expiration date, it will have the same effect as if you accepted the offer.

What will happen to my eligible options if I do not tender my eligible options in the offer?	If you choose not to tender your eligible options, we will not have performed one of our obligations under the merger agreement and Ozarks may elect not to consummate the merger. Additionally, we may elect not to consummate this offer. See “Certain Significant Considerations.”

What happens if my eligible options expire prior to the expiration date of the offer?	We will only accept for cancellation and purchase those eligible options that are still outstanding on the expiration date of the offer. Any eligible option that expires by its terms before the expiration date of this offer will not be considered outstanding, and no payment will be made for those eligible options pursuant to this offer. Because of the possibility that we may choose to extend the expiration date of the offer, it is not possible to determine with any certainty when the offer will expire. Accordingly, it is your responsibility to decide whether to exercise any of your eligible options before they expire, whether or not you have tendered them pursuant to this offer.

Can I exercise my eligible options after I have tendered them?	Even if you tender your eligible options in this offer, you may still exercise any of your eligible options to purchase our common stock at any time up to the expiration date of this offer by following the procedures for exercise set forth in the terms and conditions of your eligible options.

What happens if I exercise my eligible options into Intervest common stock prior to the expiration date of the offer?	If you exercise your eligible options prior to the expiration date of the offer according to the terms and conditions of your eligible options, even if you have already tendered your options in this offer, you will receive shares of our common stock and you will not receive any payments in this offer. If the merger is then completed and you have not yet sold the shares you receive on exercise of your eligible options, each share of our common stock that you receive will be canceled in the merger and for each canceled share you will be entitled to receive shares of Ozarks common stock, in accordance with an exchange ratio determined as set forth in the merger agreement.

What happens if my employment with Intervest terminates prior to the expiration date of the offer?	If your employment with Intervest terminates during the pendency of the offer and your options remain exercisable, you will continue to be permitted to tender your options in the offer until such time as your options are no longer exercisable, at which time they will terminate and be of no further force or effect.

How will Intervest pay for the tendered eligible options?	We will pay approximately $1,085,000 before fees and expenses if we purchase all of the eligible options that are currently outstanding pursuant to this offer. We expect to obtain these funds from our cash on hand immediately prior to the merger.

What are the U.S. federal income tax consequences if I tender my shares?	If you elect to participate in the offer and your eligible options are accepted for cancellation, and you receive a cash payment for your canceled eligible options, you will have ordinary compensation income equal to the option payment. To the extent applicable, taxes will be withheld from any payment made to employees and former employees in this offer.

What is the recent market price of the eligible options and the common stock into which the eligible options are exercisable?	Because the options generally are not transferable, there is no market price for the eligible options. However, each eligible option may be exercised to purchase one share of our common stock at the designated exercise price for that eligible option. On December 19, 2014, the last reported sale price of our common stock was $9.99 per share.

Who can help answer my questions about the offer?	If you have any questions concerning the offer, or would like to request assistance or additional copies of this offer to purchase or the election form please contact:

In New York:

Intervest Bancshares Corporation

One Rockefeller Plaza, Suite 400

New York, New York 10020

Attention: Lowell Dansker, Chairman & CEO

Telephone: (212) 218-2800

Email: ldansker@inbny.com

In Florida:

Intervest National Bank

625 Court Street

Clearwater, Florida 33756

Attention: Keith Olsen, President

Telephone: (727) 442-2551

Email: kaolsen@inbfl.com

FORWARD-LOOKING STATEMENTS

This document, and the documents to which we refer you in this document, contain “forward-looking statements” reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this document in statements containing words such as “anticipate,” “estimate,” “expect,” “will be,” “will continue,” “likely to become,” “intend,” “plan,” “believe” and other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations or on the merger and related transactions. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this document or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger;

•	the failure of the merger to close for any other reason;

•	the effect of the announcement of the merger on our client and customer relationships, operating results and business generally;

•	the risk that the proposed merger disrupts current plans and operations and our inability to respond effectively to competitive pressures, industry developments and future opportunities;

•	diversion of management’s attention from ongoing business concerns;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement actions that have been or may be instituted against us and others relating to the merger;

•	the amount of the costs, fees, expenses and charges related to the merger; and

•	other risks detailed in our filings with the SEC, including our most recent filings on Forms 10-K, 10-Q and 8-K. You can obtain copies of our Forms 10-K, 10-Q and 8-K and other filings for free at the SEC website at www.sec.gov. These documents are also posted on our website, at www.intervestbancsharescorporation.com. See “Available Information.”

CERTAIN SIGNIFICANT CONSIDERATIONS

When making a decision about whether or not to tender your eligible options, you should consider the following significant considerations.

The failure to tender your eligible options may result in a failure to consummate the offer. Although the offer is not conditioned on any minimum number of option holders electing to participate, a condition to the completion of the merger is that we have performed all of our obligations under the merger agreement. We have agreed with Ozarks in the merger agreement that we would terminate and cancel all eligible options prior to completion of the merger. Because we will not consummate the offer unless all conditions to completion of the merger have been satisfied, the tender of all eligible options may have the effect of being a condition of the offer. The failure to tender your eligible options may result in our failure to complete the merger.

There will be consequences if you exercise your eligible options before the completion of the merger. If you exercise your eligible options prior to the expiration date of the offer according to the current terms and conditions of your eligible options, you will receive shares of our common stock and you will not receive any payments in this offer. If the merger is then completed and you have not yet sold the shares you acquired upon exercise, each share of our common stock that you own will be canceled in the merger and for each canceled share you will be entitled to receive shares of Ozarks common stock, in accordance with an exchange ratio determined as set forth in the merger agreement.

There will be consequences if the merger is completed despite the non-tender of your eligible options. One of the conditions to completion of the merger is that we perform all of our obligations under the merger agreement, including our obligation to terminate and cancel all outstanding stock options. If Ozarks elects to waive this closing condition, the merger may be completed even though not all of the eligible options are validly tendered pursuant to the offer. If that happens, Ozarks will (by virtue of the merger) be deemed to have assumed our obligations under the Long-Term Incentive Plan. However, if you do not tender your eligible options, you will not be entitled to receive any cash payments that are contemplated to be made in connection with this offer, and you will not be entitled to receive the merger consideration or any other payment in connection with the merger in respect of the shares of common stock underlying your eligible options. There can be no assurance that Ozarks will elect to waive this condition to closing of the merger.

THE OFFER

Upon the terms and subject to the conditions set forth in this offer to purchase and the accompanying election form, we hereby offer to purchase for cash any and all outstanding options to purchase our common stock granted under our Long-Term Incentive Plan, which we refer to in this offer as the “eligible options.” As of the date of this offer to purchase, there were outstanding 330,196 eligible options. Upon the completion of the offer, for each eligible option that has not expired, been exercised or withdrawn from the offer, unless we terminate the offer prior to the expiration date or the conditions to the offer are not satisfied or waived such that it expires without us accepting any eligible options for payment, we will pay to the option holder the “option payment” and then cancel the eligible option. The option payment will be made without interest and reduced in each case by any applicable withholding tax. With respect to those eligible options with exercise prices ranging from $2.55 to $7.50, the option payment shall equal the product of (a) the excess, if any, of the Company’s stock price (determined as set forth below) over the exercise price per share of the applicable eligible option, which we refer to in this offer as the “spread”, and (b) the total number of shares subject to the applicable eligible option. As to those eligible options with an exercise price of $17.10, the option payment shall equal the product of (y) $0.47 and (z) the total number of shares subject to the applicable eligible option.

For purposes of determining the “spread” in connection with this offer to purchase, the Company’s stock price is determined in accordance with the merger agreement, and means a cash value equal to the quotient of (i) the sum of (A) the aggregate purchase price of $228,500,000 (which will be adjusted as described below pursuant to the merger agreement) and (B) the aggregate exercise price of all of our outstanding SARs and stock options (other than the underwater options) surrendered for cancellation, divided by (ii) the sum of (X) the number of shares of our common stock issued and outstanding immediately prior to the effective time of the merger, and (Y) the number of our outstanding SARs and stock options (other than the underwater options) surrendered for cancellation.

Pursuant to the terms of the merger agreement, the $228,500,000 aggregate purchase price will be adjusted downward, on a dollar-for-dollar basis, by (i) the $2,892,066 cash amount that we paid to redeem the Treasury Warrant and (ii) if applicable, the amount that our closing consolidated net book value, as defined in the merger agreement, is less than $202,000,000 as of the determination date. The aggregate purchase price will be adjusted upward, on a dollar-for-dollar basis, in connection with recoveries by us related to certain scheduled assets prior to the determination date.

For example, taking into account the $2,892,066 cash amount that we previously paid to redeem the Treasury Warrant, and assuming that (a) all eligible options are tendered in this offer to purchase (which represent all of our outstanding stock options), and we cash out all 78,000 outstanding SARs, (b) our closing consolidated net book value is at least $202,000,000 on the determination date, (c) the purchase price is increased by $345,809 in connection with recoveries by us related to certain scheduled assets prior to the determination date, and (d) there are 22,022,090 shares of our common stock outstanding immediately prior to the closing of the merger, then the Company’s stock price, which is used to determine the spread, would be equal to $10.20. This value is an estimate based on the factors described above, and will be calculated upon the completion of the offer.

The time by which option holders must tender their eligible options in order to be eligible to receive payment pursuant to the offer will be 5:00 p.m., New York City time, on February 3, 2015, unless extended, which we call the “expiration date.” Any extension will be announced in a public announcement. We will not, however, extend the offer if the merger has been completed before the time of expiration of the offer. See “Extension, Amendment and Termination of the Offer.” Payment for eligible options tendered in accordance with the offer will be made promptly after the expiration date of the offer. See “Acceptance of and Payment for the Eligible Options.”

Purpose of the Offer

This offer is being made in connection with the proposed merger of us with Ozarks, pursuant to the merger agreement, dated July 31, 2014, by and among Ozarks, Bank of the Ozarks, us, and Intervest National Bank. See “The Merger – General.” In connection with the merger, we have agreed with Ozarks that, on the business day prior to the effective time of the merger, we will terminate and cancel all of the eligible options and we will pay to the holders of such options the applicable option payment.

We are making this offer to you in connection with the merger agreement in order to provide a means for holders of options issued under our Long-Term Incentive Plan to receive value for their stock options in connection with the merger. We are also making this offer in order to ensure that no options to purchase our stock will remain outstanding at the effective time of the merger. Awards granted pursuant to our 2013 Equity Incentive Plan may be amended or terminated by us in the context of a transaction like the merger without the consent of the award recipient and are not subject to this offer. However, options granted under our Long-Term Incentive Plan do not permit such a cancellation and this offer is being made to the holders of options granted pursuant to that plan.

Conditions

The offer is not conditioned on participation by any minimum number of option holders in this offer or to any minimum total number of eligible options being tendered. However, participation in the offer will require an option holder to tender all of his or her eligible options in the offer, and the consummation of the offer is conditioned upon the satisfaction of all conditions to completion of the merger. The merger is subject to several conditions which are described under “The Merger – Conditions to Completion of the Merger.” If one or more of these conditions is not satisfied, we will not be required to accept any eligible options that have been tendered in the offer. These conditions to the merger are subject to waiver in accordance with the terms of the merger agreement.

In addition to the condition that the conditions to completion of the merger be satisfied as described above, and subject to the rules under the Securities Exchange Act of 1934, as amended, which we refer to throughout this offer to purchase as the “Exchange Act,” we may extend, terminate or amend the offer, if on or before the expiration date, any action or proceeding is threatened or pending that directly or indirectly challenges the making of the offer, or any other event has occurred that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the offer or accept and cancel the eligible options tendered to us. We will not, however, extend the offer if the merger has been completed before the time of expiration of the offer.

Procedures for Tendering Eligible Options

For an option holder to participate in this offer and validly tender his or her eligible options, a properly completed and duly executed election form must be received by us at or prior to 5:00 p.m., New York City time, on the expiration date at the mailing address or email address listed on page 3 of this offer to purchase, unless we extend the offer beyond that time, in which case you may tender your eligible options at any time until the extended expiration of the offer. We will accept a copy of your election form sent by hand delivery, mail, or email (PDF). You do not need to return your stock option agreement(s) for your eligible options to effectively tender your eligible options in this offer.

The tendering of eligible options pursuant to the offer by the procedure set forth above will constitute your acceptance of the terms and conditions of the offer. Our acceptance of the eligible options tendered by you pursuant to the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

The method of delivery of the election form is at the election and risk of the submitting holder. Delivery of the election form will be deemed made only when we actually receive it. If you choose to deliver by mail, the recommended method is by registered mail with return receipt requested. If you choose to deliver by email, we recommend that you confirm our receipt of the email by calling us at the telephone number listed on page 3 of this offer to purchase and on the election form itself. In all cases, sufficient time should be allowed to ensure timely delivery. No alternative, conditional or contingent tenders of eligible options will be accepted.

If you elect to participate in this offer, all of your eligible options must be tendered pursuant to the offer. You are not permitted to tender only some of your options and retain others.

All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for payment and withdrawal of tendered eligible options will be determined by us in our discretion, and our determination will be final and binding. We reserve the right to reject any and all election forms that we determine in our discretion are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the right in our discretion to waive any defect or irregularity in the election form of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. However, if we waive a condition, it will be waived for all holders. Our interpretation of the terms and conditions of the offer, including the instructions in the election form, will be final and binding. We will not be under any duty to give notification of any defects or irregularities in election forms or any notices of withdrawal and will not be liable for failure to give any such notification.

Acceptance of and Payment for the Eligible Options

Upon the terms and subject to the conditions of the offer and promptly after the expiration date, we will accept for cancellation and payment all eligible options that, subject to our right to extend, terminate or amend the offer, have not:

•	expired before the expiration date of this offer; or

•	been properly withdrawn from this offer by you at or prior to 5:00 p.m., New York City time, on the expiration date; or

•	been exercised by you before the expiration of this offer.

For purposes of this offer, we will be deemed to have accepted for cancellation and payment all eligible options validly tendered and not expired, exercised or properly withdrawn prior to the expiration date if, as and when we give oral or written notice of our acceptance of the eligible options.

Properly tendered eligible options accepted in accordance with the offer will be paid for promptly after the expiration date. The consummation of this offer is conditioned upon the satisfaction of all of the conditions to completion of the merger.

Withdrawal Rights

Validly tendered eligible options may be withdrawn at any time at or prior to 5:00 p.m., New York City time, on the expiration date. If the offer is terminated without any eligible options being purchased, then all election forms received pursuant to this offer will be promptly destroyed or returned to the submitting option holders. In addition, if we have not accepted your tendered eligible options for exchange before 11:59 p.m., New York City time, on February 3, 2015, you may withdraw your options any time thereafter.

For a withdrawal of validly tendered eligible options to be effective, a properly completed and duly executed notice of withdrawal must be received by us at or prior to 5:00 p.m., New York City time, on the expiration date at the address or email address listed on page 3 of this offer to purchase. A notice of withdrawal must be signed by you and will result in all of your previously tendered eligible options to be withdrawn from the offer. If we extend the offer beyond the expiration date, you may withdraw your validly tendered eligible options at any time until the extended expiration of the offer, unless previously accepted by us. We will accept a copy of your notice of withdrawal only by hand delivery, mail, or email (PDF).

Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity (including time of receipt) of notices of withdrawal. Our determination of these matters will be final and binding.

Withdrawals of previously tendered eligible options may not be rescinded and any eligible options properly withdrawn will thereafter be deemed not validly tendered for purposes of the offer. Properly withdrawn eligible options may, however, be re-tendered by again following the procedures described above in “Procedures for Tendering Eligible Options” at any time at or prior to 5:00 p.m., New York City time, on the expiration date.

Withdrawals of tendered eligible options can only be accomplished in accordance with the foregoing procedures.

Extension, Amendment and Termination of the Offer

We may, at any time and from time to time, extend the period of time during which the offer is open and delay accepting any eligible options tendered by publicly announcing the extension and giving written notice of the extension to the option holders. We will not, however, extend the offer if the merger has been completed before the time of expiration of the offer. See “Conditions.”

We may, at any time prior to the expiration date, terminate, postpone, or amend the offer. To postpone acceptance or cancellation of eligible options, we must announce the postponement and give oral or written notice of the postponement to the holders of eligible options. Notwithstanding the foregoing, we will pay the consideration offered or return tendered eligible options promptly after termination or withdrawal of the offer.

Subject to applicable law, we further reserve the right, in our discretion, and regardless of whether any of the conditions specified above in “Conditions” has occurred or is deemed by us to have occurred, to amend the terms of the offer in any respect.

As long as we comply with all applicable laws, we may amend the offer in any way, including decreasing or increasing the consideration offered in the offer to option holders. If it appears that the merger will not be completed soon after the expiration date, we expect to extend the offer. We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the extension must be announced no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be sent promptly to holders of eligible options in a manner reasonably designed to inform option holders of the change, which may include the issuance of a press release.

If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e 4(e)(3) under the Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to increase or decrease what we will pay you for your eligible options, we will publish notice of the action. If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of at least ten business days after the date the notice is published.

If the merger agreement is terminated, we will terminate this offer and we will not pay any consideration in exchange for eligible options tendered to us. Under those circumstances, you will continue to hold your eligible options to acquire our common stock under the same terms, conditions and stock option plans as applied before the offer.

We do not expect to terminate the offer prior to the expiration date for any reason other than because the merger agreement has been terminated. If we terminate the offer prior to the expiration as set forth in the foregoing sentence, we will promptly notify each holder of eligible options who has elected to participate in the offer of such termination, and we will promptly return or destroy each election form.

Source and Amount of Funds

As of December 5, 2014, there were outstanding eligible options to acquire 330,196 shares of our common stock. Based upon this amount and assuming all of the holders of these eligible options elect to participate in the offer and tender these options subject to the offer, the maximum aggregate amount of funds that will be required in order for us to pay the total aggregate consideration of the offer will be approximately $1,095,000, including estimated fees and expenses of approximately $10,000 relating to the offer. We expect to obtain these funds from our cash on hand immediately prior to the merger.

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Eligible Options

Our executive officers and directors have already agreed to participate in the offer. If the offer is consummated, we will purchase their tendered eligible options on the same terms offered to any other holder of eligible options. A list of our directors and executive officers is attached to this offer to purchase as Schedule A. As of December 5, 2014, such persons, as a group, beneficially owned a total of 206,910 eligible options under the Long-Term Incentive Plan, which represented approximately 63% of all eligible options outstanding as of that date.

The following table sets forth information as of December 5, 2014, regarding the number of eligible options held individually by our directors and executive officers.

Name	Position	Eligible Options

Lowell Dansker	Chairman and Chief Executive Officer	37,200

Keith Olsen	President of Intervest National Bank	24,000

Stephen Helman	Vice President and Secretary	21,540

John Arvonio	Chief Financial and Accounting Officer	11,370

Robert Tonne	Chief Credit Officer, Intervest National Bank	3,900

Michael Callen	Director	19,800

C. Wayne Crowell	Director	—

Paul DeRosa	Director	20,700

Wayne Holly	Director	18,300

Susan Roth Katzke	Director	—

Lawton Swan, III	Director	18,900

Thomas Willett	Director	18,000

Wesley Wood	Director	13,200

Neither we nor any of our directors or executive officers engaged in transactions involving the eligible options during the 60 days prior to the commencement of the offer.

For additional information regarding all agreements, arrangements and understandings with respect to any of our securities involving any of our executive officers and directors, see “The Merger – Interests of Intervest Directors and Executive Officers in the Merger” in the Merger Proxy Statement regarding the merger agreement and our other filings with the SEC that are referred to in this offer to purchase. See “Available Information.” In addition, except as otherwise described or referred to above or in the Merger Proxy Statement, neither we nor, to our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, or in the Merger Agreement.

Status of Eligible Options Acquired by Us in the Offer; Accounting Consequences of the Offer

All eligible options that we purchase in connection with the offer will be canceled. We will account for the payments made to option holders in connection with the offer as compensation expense in our income statement for the period ended immediately prior to the closing of the merger.

Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition, ownership or cancellation of the eligible options as described in the offer or the payment for tendered eligible options. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of eligible options tendered to us. We may not be able to obtain any required approval or take any other required action. Our obligation under the offer to accept tendered eligible options for cancellation and payment is subject to the conditions described in “Conditions.”

Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible options pursuant to this offer. Our directors, officers and employees, who will not be specifically compensated for such services, may contact holders by mail, telephone, email and in person regarding the offer.

Appraisal Rights

Holders of eligible options do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware in connection with the offer. Similarly, option holders who exercise their eligible options prior to the consummation of the merger will not have any appraisal rights with respect to the shares acquired upon such option exercise under Section 262 of the General Corporation Law of the State of Delaware. You should read the section of the Merger Proxy Statement entitled “The Merger Agreement – No Appraisal Rights.”

Issuer Information

The address of the Company’s principal executive offices is One Rockefeller Plaza, Suite 400, New York, New York 10020. Its telephone number is (212) 218-2800.

Market and Trading Information

There is no established trading market for the eligible options. However, our common stock is currently listed for quotation on the NASDAQ Global Select Market under the symbol “IBCA.” The following table sets forth the high and low prices for shares of our common stock, as reported by NASDAQ, for the periods listed, and the amount of any dividends paid during each such period.

	Intervest Common Stock
	High	Low	Dividends
2012

First Quarter	$4.00	$2.55	—
Second Quarter	$4.12	$3.60	—
Third Quarter	$3.90	$3.51	—
Fourth Quarter	$4.23	$3.71	—

2013

First Quarter	$6.00	$3.80	—
Second Quarter	$6.90	$5.67	—
Third Quarter	$7.93	$6.70	—
Fourth Quarter	$8.05	$6.86	—

2014

First Quarter	$7.85	$7.10	—
Second Quarter	$7.80	$7.25	$0.05
Third Quarter	$9.70	$7.46	$0.05
Fourth Quarter (through December 19, 2014)	$10.03	$9.52	$0.05

On December 19, 2014, the closing sale price for our common stock as reported on the NASDAQ Global Select Market was $9.99 per share. You are urged to obtain current market quotations for our common stock before making any decision with respect to the offer.

Miscellaneous

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, we will not make the offer to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained at the same places and in the same manner as information concerning us. See “Available Information.”

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS IN THE OFFER OR AS TO THE PURCHASE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR OPTIONS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE, THE ELECTION FORM OR DOCUMENTS TO WHICH WE HAVE REFERRED. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION TO YOU, YOU MUST NOT RELY ON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US.

THE MERGER

General

We are making this offer in connection with our proposed merger with Ozarks. Pursuant to the merger agreement, dated July 31, 2014, our stockholders at the time of the merger will receive shares of Ozarks common stock, in accordance with an exchange ratio determined as set forth in the merger agreement, in exchange for each share of our common stock that they own. Ozarks will be the surviving entity in the merger, and upon consummation of the merger, we will cease to exist as a separate entity.

Conditions to Completion of the Merger

The respective obligations of Ozarks and Bank of the Ozarks, on the one hand, and of us and Intervest National Bank, on the other hand, to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions:

•	the merger agreement shall have been adopted by the holders of a majority of the outstanding shares of our common stock;

•	all necessary regulatory approvals or filings required to permit the consummation of the merger shall have been obtained or made, without the imposition of any burdensome conditions;

•	no law, injunction, judgment, order, decree or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental entity shall be in effect enjoining, restraining, preventing or prohibiting consummation of the merger or making consummation of the merger illegal;

•	the registration statement to be filed by Ozarks in connection with the issuance of shares of Ozarks common stock in the merger shall have been declared effective, and not subject to any stop order issued by the SEC or any proceedings related thereto; and

•	we and Ozarks shall have received opinions of counsel reasonably satisfactory to each of us regarding the tax treatment of the merger.

Our obligation to complete the merger is also subject to the satisfaction or waiver of each of the following conditions:

•	the representations and warranties of Ozarks and Bank of the Ozarks in the merger agreement are true and correct in all material respects at and as of the date of the consummation of the merger, except to the extent those representations and warranties are qualified by the term “material” or “material adverse effect” (as defined in the merger agreement), in which case such representations and warranties (as so qualified) shall be true and correct in all respects at and as of the date of consummation of the merger, and we shall have been provided with a certificate signed on behalf of Ozarks by Ozarks’ chief executive officer and chief financial officer to that effect;

•	Ozarks shall have performed or complied with all of its obligations under the merger agreement except where such failure to perform or noncompliance has not had or does not have a “material adverse effect” on Ozarks and its subsidiaries taken together and we have been provided with a certificate signed on behalf of Ozarks by Ozarks’ chief executive officer and chief financial officer to that effect;

•	no “material adverse effect” shall have occurred with respect to Ozarks and its subsidiaries, together, since the date of the merger agreement; and

•	Ozarks shall have furnished us with such other officers’ certificates and other documents evidencing fulfillment of the closing conditions as we may reasonably request.

The obligation of Ozarks to complete the merger is also subject to the satisfaction or waiver of each of the following conditions:

•	the number of shares of our common stock outstanding on the date of consummation of the merger shall not exceed the number set forth in the merger agreement;

•	the representations and warranties in the merger agreement of us and Intervest National Bank shall be true and correct in all material respects as of the date of the consummation of the merger, except to the extent those representations and warranties are qualified by the term “material” or “material adverse effect” (as defined in the merger agreement), in which case such representations and warranties (as so qualified) shall be true and correct in all respects at and as of the date of consummation of the merger, and we shall have provided Ozarks with a certificate signed on behalf of us and Intervest National Bank by our chief executive officer and chief financial officer to that effect;

•	we and Intervest National Bank shall have performed or complied with all of our respective obligations under the merger agreement in all material respects at or prior to the date of consummation of the merger, and we shall have provided Ozarks with a certificate signed on our behalf by our chief executive officer and chief financial officer to that effect;

•	the plan of bank merger relating to the merger of Intervest National Bank with and into Bank of the Ozarks shall have been executed and delivered concurrently with or immediately following approval of the merger by our stockholders;

•	our board of directors and Intervest National Bank’s board of directors shall have approved the merger agreement and shall not have (1) withheld, modified or withdrawn our recommendation of the merger to our stockholders, or publicly proposed to do so; (2) approved or recommended any alternative acquisition proposal, or publicly proposed to do so; or (3) allowed us or any of our representatives to enter into any agreement relating to an alternative acquisition proposal;

•	there shall not have occurred any material adverse effect with respect to us and Intervest National Bank, taken together, since the date of the merger agreement;

•	we and Intervest National Bank shall have provided Ozarks with such officers’ certificates and other documents evidencing our compliance with these closing conditions as Ozarks may reasonably request;

•	each of our executive officers (as identified on Schedule A to this offer) shall have entered into employment agreements with Ozarks; and

•	we shall have redeemed the Treasury Warrant, on or before the later of (1) the second business day after the special meeting of our stockholders held to consider and vote on the merger, or (2) receipt of all regulatory approvals necessary to complete the merger. We redeemed the Treasury Warrant on September 3, 2014, and therefore this condition to closing of the merger has been satisfied.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following describes the material U.S. federal income tax consequences of the offer to purchase to individuals who were granted their eligible options in connection with the performance of services. Unless otherwise indicated, this discussion addresses tax consequences to citizens or residents of the United States. This discussion does not address all aspects of U.S. federal income taxes and does not deal with foreign, state and local tax consequences that may be relevant to you in light of your personal circumstances. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, and the regulations, rulings and judicial decisions promulgated thereunder as of the date hereof, and these authorities may be repealed, revoked or modified, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. If you are considering tendering your eligible options, you should consult your own tax advisor concerning the U.S. federal income tax consequences in light of your particular situation as well as any tax consequences arising under the laws of any other taxing jurisdiction.

Consequences to option holders who tender their eligible options in the offer: If you tender your eligible options in the offer and your eligible options are accepted for cancellation, you will have ordinary compensation income per share subject to an eligible option equal to the amount, if any, by which the Company’s stock price (determined as set forth below) exceeds the exercise price of your eligible options, referred to in this offer as the “spread”; or $0.47 if the exercise price of your eligible option is $17.10.

For purposes of determining the “spread” in connection with this offer to purchase, the Company’s stock price is determined in accordance with the merger agreement, and means a cash value equal to the quotient of (i) the sum of (A) the aggregate purchase price of $228,500,000 (which will be adjusted as described below pursuant to the merger agreement) and (B) the aggregate exercise price of all of our outstanding SARs and stock options (other than the underwater options) surrendered for cancellation, divided by (ii) the sum of (X) the number of shares of our common stock issued and outstanding immediately prior to the effective time of the merger, and (Y) the number of our outstanding SARs and stock options (other than the underwater options) surrendered for cancellation.

Pursuant to the terms of the merger agreement, the $228,500,000 aggregate purchase price will be adjusted downward, on a dollar-for-dollar basis, by (i) the $2,892,066 cash amount that we paid to redeem the Treasury Warrant and (ii) if applicable, the amount that our closing consolidated net book value, as defined in the merger agreement, is less than $202,000,000 as of the determination date. The aggregate purchase price will be adjusted upward, on a dollar-for-dollar basis, in connection with recoveries by us related to certain scheduled assets prior to the determination date.

For example, taking into account the $2,892,066 cash amount that we previously paid to redeem the Treasury Warrant, and assuming that (a) all eligible options are tendered in this offer to purchase (which represent all of our outstanding stock options), and we cash out all 78,000 outstanding SARs, (b) our closing consolidated net book value is at least $202,000,000 on the determination date, (c) the purchase price is increased by $345,809 in connection with recoveries by us related to certain scheduled assets prior to the determination date, and (d) there are 22,022,090 shares of our common stock outstanding immediately prior to the closing of the merger, then the Company’s stock price, which is used to determine the spread, would be equal to $10.20. This value is an estimate based on the factors described above, and will be calculated upon the completion of the offer.

If you received your options in connection with your employment by us or any affiliate, the amount payable to you in the offer will be subject to U.S. federal, and possibly also state and local, income and employment tax withholding.

Consequences to option holders who do not tender their eligible options in the offer: If you do not tender your eligible options in the offer, you will not have any current tax consequences as a result of the offer.

INFORMATION REGARDING MERGER PROXY STATEMENT

In connection with our solicitation of proxies with respect to our special meeting of stockholders concerning the proposed merger, to be held on January 27, 2015, we have filed a definitive proxy statement with the SEC. We are enclosing a copy of the definitive proxy statement with this offer to purchase. You may also obtain a free copy of the Merger Proxy Statement and other relevant documents filed with the SEC from our website at www.intervestbancsharescorporation.com or the SEC’s website at www.sec.gov. You may also obtain a free copy of the definitive proxy statement and other documents by directing a request by mail, telephone or email to:

In New York:

Intervest Bancshares Corporation, One Rockefeller Plaza, Suite 400, New York, New York, 10020, Telephone: (212) 218-2800, Attention: Lowell Dansker, Chairman & CEO, email: ldansker@inbny.com.

In Florida:

Intervest National Bank, 625 Court Street, Clearwater, Florida 33756, Telephone: (727) 442-2551, Attention: Keith Olsen, President, email: kaolsen@inbfl.com.

AS IN ALL PROXY MATTERS, THE MERGER PROXY STATEMENT SHOULD BE READ CAREFULLY BEFORE MAKING ANY DECISION CONCERNING THE MERGER. YOU ARE URGED TO READ THE MERGER PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS RELATING TO THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

We and our directors, executive officers, and members of management may be deemed to be “participants” in the solicitation of proxies from our stockholders in favor of the merger agreement. Information regarding the persons who may be considered “participants” in the solicitation of proxies and their direct and indirect interests in the merger is set forth in the Merger Proxy Statement referenced above.

AVAILABLE INFORMATION

This offer to purchase is a part of a Tender Offer Statement on Schedule TO, which we have filed with the SEC. This offer to purchase does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the materials described in the following paragraph that we have filed with the SEC before making a decision on whether to tender your eligible options.

We also file annual, quarterly and special reports, proxy statements, including the Merger Proxy Statement that will be mailed to our stockholders in connection with the special meeting to be held to vote upon adoption of the merger agreement, and other information with the SEC. Such reports, proxy statements and other information contain additional information about us. You may read and copy any reports, statements or other information filed by us at the SEC’s Public Reference Room at Station Plaza, 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials may also be obtained upon payment of the SEC’s customary charges, from the SEC’s Public Reference Room at Station Plaza, 100 F Street, N.E., Washington D.C. 20549. Information about the operation of this public reference room can be obtained by calling the SEC at 1–800–SEC–0330. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants, including Intervest, that file electronically with the SEC.

Additional information concerning Intervest may be found in the following documents filed by us with the SEC under the Exchange Act:

•	Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 3, 2014;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2014, filed on April 30, August 4, and November 4, 2014, respectively;

•	Current Reports on Form 8-K filed on January 27, 2014, March 13, 2014, April 24, 2014, May 27, 2014, July 31, 2014 and September 3, 2014.

•	Merger Proxy Statement on Schedule 14A filed on December 8, 2014; and

•	Tender Offer Statement on Schedule TO filed on December 23, 2014.

SCHEDULE A

INTERVEST BANCSHARES CORPORATION

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS

Name	Position

Lowell S. Dansker	Chairman and Chief Executive Officer

John J. Arvonio	Chief Financial and Accounting Officer

Keith A. Olsen	President, Intervest National Bank

Stephen A. Helman	Vice President and Secretary

Robert W. Tonne	Chief Credit Officer, Intervest National Bank

Michael A. Callen	Director

C. Wayne Crowell	Director

Paul R. DeRosa	Director

Wayne F. Holly	Director

Susan Roth Katzke	Director

Lawton Swan, III	Director

Thomas E. Willett	Director

Wesley T. Wood	Director

The business address and telephone number of each of the above executive officers and directors is c/o Intervest Bancshares Corporation, One Rockefeller Plaza, Suite 400, New York, New York 10020, and (212) 218-2800.